EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Jill Walcott, Chief Retail Banking Officer, SVP
Macatawa Bank, 10753 Macatawa Drive, Holland MI 49424
P: 616.820.1317 E: jwalcott@macatawabank.com

Macatawa Bank Corp. and Macatawa Bank Announce Leadership Transition

HOLLAND, Mich. (Oct. 19, 2023) – Macatawa Bank Corp. and Macatawa Bank today announced Ronald L. Haan will retire Nov. 1 after more than 18 years of leadership and service at Macatawa. The board has appointed Jon Swets as president and CEO and Bryan Barker as chief financial officer effective at that time.

Swets, who joined Macatawa Bank in 2002 to serve as senior vice president and chief financial officer, brings more than two decades of banking and leadership experience with Macatawa Bank to the position. Barker, an experienced CPA who joined Macatawa Bank in 2010 as senior accounting and reporting manager, will move into Swets’s former role.

Haan, appointed president and CEO of the Company and the Bank in 2009, will continue to serve the remainder of his term on the board, which will expire May 2024. He will also stay engaged with community relations, customer development and customer meetings from his office in the downtown Grand Rapids location for a period of time following his retirement.

Swets will also be supported by an experienced executive team consisting of 10 individuals with more than 100 years of combined service and leadership with Macatawa Bank.

“We are pleased to welcome Jon into his new leadership role as president and CEO and Bryan as CFO,” said Richard Postma, chairman of Macatawa Bank Corp. and Macatawa Bank. “They have been integral members of our dedicated team for many years and have a breadth of banking and leadership experience that will serve us, our shareholders and our customers well.

“We thank Ron for his service and contributions to help Macatawa become one of West Michigan’s most trusted community banks.”

Swets brings more than 36 years of experience in banking, finance, accounting and management to his new role. Prior to joining Macatawa Bank, Swets served as a banking practice partner for Crowe Chizek and held the position of chief financial officer for AmeriBank until its acquisition by Fifth Third Bank.

In his new role, Swets will oversee the overall operations and strategic direction of the Company and the Bank, which has nearly 400 employees serving customers across 26 full-service branches throughout Kent, Ottawa and northern Allegan counties.

“I’m honored to be part of an experienced and quality executive team who will continue to lead the day-to-day operations of Macatawa Bank,” Swets said. “Our board has done a wonderful job of setting the tone and establishing a sense of discipline that has been our guiding force for the past 15 years.”

In addition to his public accounting and banking experience, Swets has also served in his community as a director at Pine Rest Christian Mental Health Services, Grandville Calvin Christian Schools and Foundation, Camp Roger and CRC Loan Fund.

Barker is an experienced CPA with more than 20 years of experience in the financial services industry, with a particular focus on publicly traded institutions. Prior to joining Macatawa Bank, he worked for a top-10 CPA firm for nearly 17 years.

Haan has been in banking since 1975 working in various capacities, serving in many roles during his tenure with Macatawa. Prior to joining the bank, he served in key leadership roles at other financial institutions headquartered in West Michigan.

“I have been fortunate to have had a great banking career spanning nearly five decades with the last 18 years with Macatawa,” Haan said. “The opportunity to serve our shareholders, customers and employees has been a privilege for me. I look forward to continuing my community involvement and customer relationships while seeing the Bank’s future accomplishments and growth under new leadership.”

About Macatawa Bank

Headquartered in Holland, Michigan Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management, and eCommerce services to individuals, businesses and governmental entities. Macatawa has a network of 26 full-service branches located throughout communities in Kent, Ottawa, and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience, and superior financial products. Macatawa Bank has been recognized as one of West Michigan's Best and Brightest Companies to Work For® since 2012. For more information, visit MacatawaBank.com.

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